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Buckeye

FOR IMMEDIATE RELEASE
                                                Contact:                                   Steve Dean
                                                                                                            Sr. Vice President
and Chief Financial Officer
901-320-8352
Daryn Abercrombie
Investor Relations
901-320-8908
Website:  www.bkitech.com

BUCKEYE TECHNOLOGIES ANNOUNCES SPECIALTY COTTON MARKET DOWNTIME AND REVISES OUTLOOK FOR QUARTER

MEMPHIS, TN November 25, 2008 - Buckeye Technologies Inc. (NYSE:BKI)announced today that, due to softening of demand in the markets that use its cotton specialty fibers, Buckeye will be taking market downtime at its Americana Cotton Specialty Fibers facility in Brazil and reducing production by one shift at its Memphis Cotton Specialty Fibers facility.  The key markets experiencing the weak demand are nitrates, plastics, paper and LCD grades. This will result in the Americana facility being idled for the entire month of December and the Memphis facility operating at about two-thirds capacity going forward.  Both facilities have been running below capacity due to raw material constraints for the past two years, but the December downtime and shift reduction is due to reduced demand and the economic slowdown.

Chairman and CEO John Crowe said, “We are making the decision to take downtime because of the recent weak market demand for our cotton specialty fiber.  We anticipate restarting the Americana facility at the first of the year, but the timing of this is uncertain. We are focused at all of our operations on meeting our customer needs by matching production to orders and minimizing inventory.  In today’s turbulent global economic environment we will remain flexible and be proactive to minimize costs by controlling working capital.”

Mr. Crowe went on to say, “Our performance in the current quarter is being impacted by reduced customer demand, resulting in lower production and sales volume in our Cotton Fibers Business, and from some softening in several markets in wood specialty and nowoven materials.  We continue to see strong demand in our high-end Specialty Wood business.  We expect reduced shipments to our markets to result in earnings of 12 to 15 cents per share for the October - December quarter.”

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA.  The Company currently operates facilities in the United States, Germany, Canada, and Brazil.  Its products are sold worldwide to makers of consumer and industrial goods.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting the Company’s operations, financing, markets, products, services and prices, and other factors.  For further information on factors which could impact the Company and the statements contained herein, please refer to public filings with the Securities and Exchange Commission.